FORM 18-K/A
          For Foreign Governments and Political Subdivisions Thereof

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              AMENDMENT NO. 4 to
                                 ANNUAL REPORT
                                      of
                           PROVINCE OF NEW BRUNSWICK
                                    CANADA
                             (Name of Registrant)

                Date of end of last fiscal year: March 31, 2001

                            SECURITIES REGISTERED*
                         (As of close of fiscal year)

                           Amounts as to                    Names of
Title of issue          which registration                Exchanges on
                           is effective                 which registered

         Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission

                           WILLIAM BRIAN SCHUMACHER
                             Deputy Consul General
                          Canadian Consulate General
                          1251 Avenue of the Americas
                             New York, N.Y. 10020
                                  Copies to:

     JOHN W. WHITE                                    BRYAN MACDONALD
Cravath, Swaine & Moore                          Assistant Deputy Minister
    Worldwide Plaza                                  Treasury Division
   825 Eighth Avenue                             Province of New Brunswick
 New York, N.Y. 10019                                  P.O. Box 6000
                                                Fredericton, New Brunswick
                                                      Canada E3B 5H1

* The Registrant is filing this amendment to its annual report on a voluntary basis.


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          This amendment to the annual report of the Province of New Brunswick on Form 18-K/A for the year ended March 31, 2001 comprises:

(a)  Pages numbered 1 to 4 consecutively.

(b)  The following exhibit:

     Exhibit (m):      Consent of Auditor General.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the annual report to be signed on its behalf by the undersigned, thereunto duly authorized, at Fredericton, Canada on the 16th day of October, 2002.


                                            PROVINCE OF NEW BRUNSWICK


                                            By /s/ Bryan MacDonald
                                               ---------------------------
                                               Name:  Bryan MacDonald
                                               Title: Assistant Deputy Minister
                                                      Treasury Division



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                                 EXHIBIT INDEX




   Exhibit (m):      Consent of Auditor General.



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